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                                                                    EXHIBIT 99.1

  AMAZON.COM ACQUIRES EXCHANGE.COM, ADDING MORE THAN 12 MILLION BOOK AND MUSIC
                           ITEMS FOR SALE AND AUCTION

  OPERATOR OF BIBLIOFIND AND MUSICFILE TO ADD HARD-TO-FIND BOOKS AND MUSIC TO
             AMAZON.COM; TWO ADDITIONAL ACQUISITIONS ALSO ANNOUNCED


        SEATTLE, April 26--/PRNewswire/--Amazon.com (NASDAQ:AMZN), the leading online retailer, today announced it has agreed to acquire Exchange.com, the premier online marketplace for hard-to-find, antiquarian, and used books at www.bibliofind.com and hard-to-find recordings and music memorabilia at www.musicfile.com.

        The acquisition will vastly enlarge and enrich Amazon.com's core book- and music-store offerings while providing Exchange.com's thousands of independent dealers and retailers the opportunity to sell and auction their hard-to-find books, recordings, and memorabilia to Amazon.com's growing base of 8 million experienced online shoppers.

        "This is a win for Amazon.com customers because it further increases our selection of rare and obscure items," said Jeff Bezos, founder and CEO of Amazon.com, "and it's a win for the thousands of independent dealers on Bibliofind.com and MusicFile.com who will now be able to reach our 8 million experienced online shoppers."

        Bibliofind.com's database of more than 9 million hard-to-find book listings makes searching for and ordering books fast, easy, and convenient. Bibliofind.com allows thousands of dealers of rare books to upload their inventories and manage their businesses online quickly and easily. The site offers several community-oriented features; members actively participate in nine forums on topics such as first editions and rare books. The site automatically matches want ads with newly available books and notifies potential buyers that sought-after books have been found.

        MusicFile.com is the Web's premier marketplace and community for collectors of hard-to-find music and memorabilia, with more than 3 million items for sale by retailers, dealers, and private collectors around the world. MusicFile.com also offers its members rich community features, including discussion forums and free home pages, fully commerce-enabled online storefronts, a want-ad posting and matching service, articles by knowledgeable members and respected experts, and a wealth of other resources for enthusiasts of every kind of music. Privately held Exchange.com (www.exchange.com) is located in Cambridge, Massachusetts. The acquisition was one of three separate substantially all-stock transactions totaling approximately $645 million disclosed by Amazon.com today. The


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three acquisitions are expected to close before June 30, 1999. In addition to the acquisition of Exchange.com, Amazon.com also announced agreements to acquire:

        o Privately held Accept.com (www.accept.com), an e-commerce company currently developing longer-range solutions to simplify person-to-person and business-to-consumer transactions on the Internet. The company is based in Redwood City, California.

        o Privately held Alexa Internet (www.alexa.com), which has developed a free advertising-supported Web navigation service that works with Internet browsers to provide useful information about the sites being viewed and suggest related sites. Alexa is based in San Francisco, California.

        Amazon.com is acquiring all of the outstanding shares and assuming all outstanding options of the three companies. The company expects to account for the transactions under the purchase method of accounting. The transactions are subject to customary closing conditions, including shareholder approval and expiration of the applicable waiting periods under the Hart-Scott-Rodino Act of 1976.

ABOUT AMAZON.COM, INC.

        Amazon.com, the Internet's No. 1 music, No. 1 video, and No. 1 book retailer, opened its virtual doors on the World Wide Web in July 1995. Today, the Amazon.com store has expanded to offer online auctions and more than 4.7 million book, music-CD, video, DVD, computer-game, and other titles, plus secure credit-card payment, personalized recommendations, and streamlined ordering through 1-ClickSM technology.

        Amazon.com operates two international Web sites: www.amazon.co.uk in the United Kingdom and www.amazon.de in Germany. Amazon.com also operates PlanetAll (www.planetall.com), a Web-based address book, calendar, and reminder service. It also operates the Internet Movie Database (www.imdb.com), the Web's comprehensive and authoritative source of information on more than 150,000 movies and entertainment programs and 500,000 cast and crew members dating from the birth of film in 1892 to the present.

        This announcement contains forward-looking statements that involve risks and uncertainties that include, among others, Amazon.com's limited operating history, anticipated losses, unpredictability of future revenues, potential fluctuations in quarterly operating results, seasonality, consumer trends, competition, risks of system interruption, management of potential growth, risks related to auction services, and risks of new business areas, international expansion, business combinations, and strategic alliances. More information about factors that potentially could affect Amazon.com's financial results is included in Amazon.com's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 1998.


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        Amazon.com, Amazon.com Auctions, Amazon.co.uk, Amazon.de, Internet Movie
Database, PlanetAll, and 1-Click are either registered trademarks or trademarks of Amazon.com, Inc. or its affiliates. All other names mentioned herein may be trademarks of their respective owners.